Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 19, 2025, as amended)	Registration No. 333-289720

DYNAMIC AEROSPACE SYSTEMS CORPORATION

Up to 52,530,000 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated August 19, 2025, as amended by Post-Effective Amendment No. 1 dated April 23, 2026 (as so amended, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-289720), effective April 28, 2026. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 10, 2026 (the “Quarterly Report on Form 10-Q”). Accordingly, we have attached the Quarterly Report on Form 10-Q to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

●	The Company’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2026, filed with the SEC on August 10, 2026.

See the section entitled “Risk Factors” beginning on page 17 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

000-56399

Commission File Number

DYNAMIC AEROSPACE SYSTEMS CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada	86-2265420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3753 Plaza Drive

Ann Arbor, Michigan 48108

(Address of principal executive offices)

(734) 773-3776

(Company’s telephone number, including area code)

__________________________________________________________________________

(Former name, former address, and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 6, 2026, the Company had 32,489,996 common shares outstanding, which includes 312,919 shares issued in connection with an equity line of credit arrangement for which the proceeds had not yet been received as of June 30, 2026, and 13,057,358 Class B common shares outstanding.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

CONDENSED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current Assets
Cash	$7,605	$54,009
Prepaid expenses	16,261	204
Amount receivable from lender	75,000	---
Total Current Assets	98,866	54,213

Long-term Assets
Right of use lease asset	---	36,861
Fixed assets, net	79,602	31,189
Intangible assets, net	1,791,568	1,947,357
Goodwill	9,796,433	9,796,433
Deferred offering costs	1,437,554	1,440,614
Total Non-current Assets	13,105,157	13,252,454

Total Assets	$13,204,023	$13,306,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,512,913	$1,491,260
Convertible notes, net of unamortized discount	873,333	558,364
Interest payable	79,757	35,083
Lease liability, current portion	---	36,861
Due to related parties	144,922	109,298
Derivative financial instruments	771,242	634,424
Total Current Liabilities	4,382,167	2,865,290

Stockholders’ Equity
Series A Preferred Stock, par value $0.0001; 25,000,000 shares authorized; 24,141,252 and 24,560,000 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	2,414	2,456
Series A.1 Preferred Stock, par value $0.0001; 25,000,000 shares authorized; 201,667 and -0- shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	20	---
Series B Preferred Stock, par value $0.0001;500 shares authorized; 4 and 4 common shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	---	---
Series C Preferred Stock, par value $0.0001; 329,288 shares authorized; 329,221 and 329,288 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	33	33
Series D Preferred Stock, par value $0.0001; 115,502 shares authorized; 115,502 and 115,502 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	12	12
Series D.1 Preferred Stock, par value $0.0001; 25,000,000 shares authorized; 1,273,271 and 892,441 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	127	89
Series E Preferred Stock, par value $0.0001; 25,000,000 shares authorized; 323,530 and -0- shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	32	---
Common Stock, par value $0.0001; 325,000,000 shares authorized; 29,313,869 and 27,043,000 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	2,932	2,704
Class B Common Stock, par value $0.0001; 50,000,000 shares authorized; 15,374,651 and 15,374,651 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	1,537	1,537
Equity issuable	2,805	2,805
Additional paid in capital	21,833,906	20,222,861
Accumulated deficit	(13,021,962)	(9,791,120)
Total Stockholders’ Equity	8,821,856	10,441,377

Total Liabilities and Stockholders’ Equity	$13,204,023	$13,306,667

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating expenses
Professional fees	369,999	233,405	656,189	506,373
Salaries and benefits	1,077,036	70,051	1,905,553	70,051
Depreciation and amortization	86,459	94,494	173,605	94,494
Other general and administrative costs	206,396	80,196	269,674	135,545

Total operating expenses	1,739,890	478,146	3,005,021	806,463

Loss from operations	(1,739,890)	(478,146)	(3,005,021)	(806,463)

Other income and expense
Financing cost	(297,602)	---	(308,236)	---
Change in fair value of derivative financial instruments	104,629	---	541,886	---
Amortization of debt discount	(223,033)	(327,921)	(414,797)	(491,700)
Interest and other expense	(23,453)	300	(44,674)	(1,456)
Other expense net	(439,459)	(327,621)	(225,821)	(493,156)

Net loss before income tax	$(2,179,349)	$(805,767)	$(3,230,842)	$(1,299,619)

Provision for income taxes (benefit)	---	---	---	---

Net loss	$(2,179,349)	$(805,767)	$(3,230,842)	$(1,299,619)

Net Loss Per Common Stock - basic and fully diluted	$(0.05)	$(0.03)	$(0.08)	$(0.05)

Weighted-average number of shares of Common
Stock outstanding - basic and fully diluted	43,818,010	30,716,783	43,040,909	28,179,985

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net loss	$(3,230,842)	$(1,299,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,816	16,600
Amortization	155,789	77,894
Amortization of debt discount	414,797	491,700
Stock based compensation expense	958,163	70,051
Financing cost	308,236	---
Change in fair value of derivative financial instruments	(541,886)	---
Changes in assets and liabilities
Prepaid Expenses	(16,057)	---
Right of use lease asset	36,861	13,298
Accounts payable	1,021,656	(188,560)
Accrued interest	44,674	(14,004)
Lease liability	(36,861)	(13,298)
Due to related party	35,624	74,572
Net cash used in operating activities	(832,030)	(771,366)

Cash Flows from Investing Activities
Acquisition of fixed assets	(66,229)	---
Net cash used in investing activities	(66,229)	---

Cash Flows from Financing Activities
Proceeds from the issuance of common shares for cash	192,355	---
Proceeds from the issuance of preferred shares for cash	210,000	---
Proceeds from issuance of convertible notes and promissory notes	579,500	843,200
Repayment of promissory notes	(130,000)	(55,000)
Net cash provided by financing activities	851,855	788,200

Net (Decrease) Increase in Cash	(46,404)	16,834

Net Change in Cash
Cash at beginning of period	54,009	33
Cash at end of period	$7,605	$16,867

	Six Months Ended June 30,
	2026		2025
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$	---		$14,004
Cash paid during the period for income tax	$	---	$	---
Schedule of non-cash investing and financing activities:
Conversion of contingent equity consideration payable to equity	$	---		$11,281,541
Conversion of Series A Preferred Stock to Common Stock		$66	$	---
Conversion of convertible debt to equity		$142,070		$840,675
Recognition of operating lease: right of use asset and lease liability	$	---		$96,347
Fair value of warrants issued as deferred offering cost	$	---		$990,614
Fair value of convertible debt beneficial conversion feature allocated to proceeds of debt		$695,188		$491,700
Fair value of warrants allocated to proceeds of debt		$98,773	$	---
Fair value of common shares allocated to proceeds of debt		$12,971	$	---
Convertible note proceeds receivable from lender		$75,000	$	---
Contingent equity consideration payable from acquisition	$	---		$3,323,192

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

SIX MONTHS ENDED JUNE 30, 2026

	Series A		Series A.1		Series B		Series C		Series D
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	#	$	#	$	#	$	#	$	#	$
Balance, December 31, 2025	24,560,000	2,456	---	---	4	---	329,288	33	115,502	12

Sales of common stock pursuant to Equity Purchase Agreement	---	---	---	---	---	---	---	---	---	---
Sales of Series D.1 Preferred Stock	---	---	---	---	---	---	---	---	---	---
Conversion of Series A Preferred Stock to Common Stock	(13,366)	(1)	---	---	---	---	---	---	---	---
Conversion of Common Stock to Series A Preferred Stock	105,000	10	---	---	---	---	---	---	---	---
Conversion of Series C Preferred Stock to Common Stock	---	---	---	---	---	---	(67)	---	---	---
Conversion of Series D Preferred Stock to Common Stock	---	---	---	---	---	---	---	---	(100)	---
Cash received for Series E Preferred Stock to be issued	---	---	---	---	---	---	---	---	---	---
Shares issued for debt conversion	---	---	---	---	---	---	---	---	---	---
Shares issued to consultants	---	---	1,667	---	---	---	---	---	---	---
Employee stock compensation	---	---	---	---	---	---	---	---	---	---
Net Loss	---	---	---	---	---	---	---	---	---	---
Balance, March 31, 2026	24,651,634	2,465	1,667	---	4	---	329,221	33	115,402	12

Reclassification of share from Series D.1 to Series D	---	---	---	---	---	---	---	---	100	---
Sales of common stock pursuant to Equity Purchase Agreement	---	---	---	---	---	---	---	---	---	---
Sales of common stock pursuant to private placements	---	---	---	---	---	---	---	---	---	---
Warrants attached to common stock sales	---	---	---	---	---	---	---	---	---	---
Issuance of equity issuable	---	---	---	---	---	---	---	---	---	---
Conversion of Common Stock to Class A.1 Preferred Stock	---	---	200,000	20	---	---	---	---	---	---
Conversion of Series A Preferred Stock to Common Stock	(510,382)	(51)	---	---	---	---	---	---	---	---
Shares issued for debt conversion	---	---	---	---	---	---	---	---	---	---
Shares attached to convertible note	---	---	---	---	---	---	---	---	---	---
Warrants attached to convertible note	---	---	---	---	---	---	---	---	---	---
Shares issued to consultants	---	---	---	---	---	---	---	---	---	---
Employee stock compensation	---	---	---	---	---	---	---	---	---	---
Net Loss	---	---	---	---	---	---	---	---	---	---
Balance, June 30, 2026	24,141,252	2,414	201,667	20	4	---	329,221	33	115,502	12

(continued)

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

SIX MONTHS ENDED JUNE 30, 2026

	Series D.1		Series E							Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Class B Common Stock		Equity	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Issuable	Capital	Deficit	Equity
	#	$	#	$	#	$	#	$	$	$	$	$
Balance, December 31, 2025	892,441	89	---	---	27,043,000	2,704	15,374,651	1,537	2,805	20,222,861	(9,791,120)	10,441,377

Sales of common stock pursuant to Equity Purchase Agreement	---	---	---	---	82,374	8	---	---	---	64,661	---	64,669
Sales of Series D.1 Preferred Stock	232,558	23	---	---	---	---	---	---	---	99,977	---	100,000
Conversion of Series A Preferred Stock to Common Stock	---	---	---	---	40,100	4	---	---	---	(3)	---	---
Conversion of Common Stock to Series A Preferred Stock	---	---	---	---	(315,000)	(31)	---	---	---	21	---	---
Conversion of Series C Preferred Stock to Common Stock	---	---	---	---	100	---	---	---	---	---	---	---
Conversion of Series D Preferred Stock to Common Stock	---	---	---	---	100	---	---	---	---	---	---	---
Cash received for Series E Preferred Stock to be issued	---	---	---	---	---	---	---	---	110,000	---	---	110,000
Shares issued for debt conversion	148,372	15	---	---	---	---	---	---	---	63,785	---	63,800
Shares issued to consultants	---	---	---	---	---	(1)	---	---	---	3,246	---	3,246
Employee stock compensation	---	---	---	---	---	---	---	---	---	396,021	---	396,021
Net Loss	---	---	---	---	---	---	---	---	---	---	(1,051,493)	(1,051,493)
Balance, March 31, 2026	1,273,371	127	---	---	26,850,674	2,685	15,374,651	1,537	112,805	20,850,569	(10,842,613)	10,127,620

Reclassification of share from Series D to Series D.11	(100)	---	---	---	---	---	---	---	---	---	---	---
Sales of common stock pursuant to Equity Purchase Agreement	---	---	---	---	104,708	10	---	---	---	24,618	---	24,628
Sales of common stock pursuant to private placements	---	---	---	---	476,191	48	---	---	---	48,956	---	49,004
Warrants attached to common stock sales	---	---	---	---	---	---	---	---	---	50,996	---	50,996
Issuance of equity issuable	---	---	323,530	32	---	---	---	---	(110,000)	109,968	---	---
Conversion of Common Stock to Series A.1 Preferred Stock	---	---	---	---	(600,000)	(60)	---	---	---	40	---	---
Conversion of Series A Preferred Stock to Common Stock	---	---	---	---	1,531,146	153	---	---	---	(102)	---	---
Shares issued for debt conversion	---	---	---	---	406,150	41	---	---	---	78,270	---	78,311
Shares attached to convertible note	---	---	---	---	45,000	5	---	---	---	12,971	---	12,976
Warrants attached to convertible note	---	---	---	---	---	---	---	---	---	98,773	---	98,773
Shares issued to consultants	---	---	---	---	500,000	50	---	---	---	160,000	---	160,050
Employee stock compensation	---	---	---	---	---	---	---	---	---	398,847	---	398,847
Net Loss	---	---	---	---	---	---	---	---	---	---	(2,179,349)	(2,179,349)
Balance, June 30, 2026	1,273,271	127	323,530	32	29,313,869	2,932	15,374,651	1,537	2,805	21,833,906	(13,021,962)	8,821,856

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT (EQUITY)

SIX MONTHS ENDED JUNE 30, 2025

	Series A		Series C		Series D						Equity	Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Class A Common Stock		Class B Common Stock		Consideration	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	(Deficit) Equity
	#	$	#	$	#	$	#	$	#	$	$	$	$	$
Balance, December 31, 2024							25,615,000	2,562	---	---	---	1,709,645	(2,000,196)	(287,989)
Beneficial conversion feature of note discount	---	---	---	---	---	---	---	---	---	---	---	376,700	---	376,700
Net Loss	---	---	---	---	---	---	---	---	---	---	---		(493,852)	(493,852)
Balance, March 31, 2025	---	---	---	---	---	---	25,615,000	2,562	---	---	---	2,086,345	(2,494,048)	(405,141)
Beneficial conversion feature of note discount	---	---	---	---	---	---	---	---	---	---	---	115,000	---	115,000
Shares issued for debt conversion	24,805,000	2,480	329,288	33	115,602	12	---	---	11,876,557	1,188	---	12,122,215	---	12,125,928
Employee stock compensation	---	---	---	---	---	---	---	---	---	---	---	70,051	---	70,051
Class B Common Stock issuable for earned Contingent Equity Consideration	---	---	---	---	---	---	---	---	---	---	3,323,192	---	---	3,323,192
Fair value of warrants issued as deferred offering cost	---	---	---	---	---	---	---	---	---	---	---	990,614	---	990,614
Net Loss	---	---	---	---	---	---	---	---	---	---	---	---	(805,767)	(805,767)
Balance, June 30, 2025	24,805,000	2,480	329,288	33	115,602	12	25,615,000	2,562	11,876,557	1,188	3,323,192	15,384,226	(3,299,815)	15,413,878

The accompanying notes are an integral part of these unaudited condensed financial statements.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Dynamic Aerospace Systems Corporation (formerly BrooQLy Inc.) (the “Company”) was incorporated in Nevada on February 19, 2021, as “MyTreat, Inc.” On May 12, 2021, the Company changed its name to BrooQLy Inc. in Nevada pursuant to an amendment to its Articles of Incorporation. Since February 25, 2025, the Company has been doing business as Dynamic Aerospace Systems Corporation (“Dynamic Aerospace Systems”). In January 2026, the Company filed an amendment to its Articles of Incorporation to change the name of the Company to Dynamic Aerospace Systems Corporation.

On April 1, 2025, the Company completed the acquisitions of certain assets of (i) Vayu (US) Inc. (“Vayu”), a developer of high-performance vertical take-off and landing (“VTOL”) unmanned aerial vehicles (“UAVs”), (ii) Impossible Aerospace Corporation (“IAC”) a developer of UAVs prioritizing battery life over traditional propulsion systems, and (iii) Global Autonomous Corporation (“GAC” and, together with Vayu and IAC, the “Acquired Entities”), a developer of autonomous delivery solutions licensed to provide an Autonomous Mesh Fulfillment Network in Dubai. See Note 4, Business Combinations, for further discussion of the asset acquisitions.

Following the asset acquisitions, the Company operates in two business segments: the Dynamic Aerospace Systems segment (“DAS”) and the Dynamic Deliveries segment.

The DAS segment is based in Ann Arbor, Michigan, and is an original equipment manufacturer (“OEM”) of UAVs. DAS seeks to help pioneer the future of unmanned flight, logistics, and public safety through advanced UAV platforms, intelligent delivery networks, and globally compliant flight systems. Built on a foundation of proprietary technology and mission-specific engineering, The DAS segment manufactures versatile, long-endurance UAVs tailored for real-world applications in both commercial and governmental sectors.

The Dynamic Deliveries segment is a division focused on building autonomous mesh logistics networks. A mesh logistics network is a decentralized approach to managing the flow of goods, where each node (e.g., a warehouse, distribution center, or delivery vehicle) is directly connected to multiple other nodes, forming a network that allows for flexible and efficient routing of shipments. These systems have numerous advantages, including decentralization. with no single central point of failure; direct connections, where different nodes are connected to several other nodes; and dynamic routing, allowing the network to adapt to changing conditions by finding the most efficient route for each shipment. Dynamic Deliveries uses its proprietary autonomous mesh fulfillment network to leverage DAS’s long-range UAVs to enable high-frequency, last-mile delivery through a geofenced network of takeoff and recovery nodes. The Dynamic Deliveries system is purpose-built for use in urban and semi-rural environments, allowing for the automated delivery of goods, medicine, and supplies at scale particularly where road-based logistics are constrained or inefficient.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q and Regulation S-X and do not include all the information and disclosures required by generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company has made estimates and judgments affecting the amounts reported in the Company’s condensed financial statements and the accompanying notes. The actual results experienced by the Company may differ materially from the Company’s estimates. The condensed financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. These condensed financial statements should be read in conjunction with the financial statements in the Company’s 2025 Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2026. The balance sheet as of December 31, 2025, was derived from the Company’s audited 2025 financial statements contained in the above referenced 2025 Annual Report.

The results of operations for the six months ended June 30, 2026, are not necessarily indicative of the results that may be expected for the full year ended December 31, 2026.

Prior period financial statements were presented on a consolidated basis; however, as the Company has not had subsidiaries during the periods presented, the Company has revised the presentation to remove references to consolidation. This change had no impact on the financial statements.

The accompanying financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, “Disaggregation of Income Statement Expenses” which requires disaggregated disclosure of income statement expenses into specified categories in disclosures within the footnotes to the financial statements. The standard is effective for annual reporting periods beginning after December 15, 2026. The Company is currently evaluating the effect of this ASU on the consolidated financial statements and disclosures.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which contemplate the continuation of the Company as a going concern. For the six months ended June 30, 2026, the Company generated no revenue and reported a net loss from operations of $3,230,842. As of that date, the Company had a working capital deficit of $4,283,304 and does not currently have sufficient liquidity to fund its operations for the next twelve months without securing additional capital.

While the Company closed on the acquisition of certain aerospace assets on April 1, 2025, transactions that are expected to contribute to future revenues, there is no assurance that these assets will generate sufficient income in the next 12 months to offset operating expenses. In addition, although the Company has received financial support from its largest shareholder, Aerospace Capital Partners, LLC (“ACP”), and is working with its investment bank to raise capital, there can be no guarantee that such efforts will result in adequate funding on acceptable terms, or at all.

Management expects that the Company will continue to rely on external capital sources to meet its short-term obligations and support ongoing operations. The Company’s ability to continue as a going concern is dependent on its success in raising capital, executing its business strategy, and generating sustainable revenues from commercial activities. If the Company is unable to raise additional funds or achieve its revenue objectives in a timely manner, it may be forced to delay or curtail operations, which raises substantial doubt about its ability to continue as a going concern.

NOTE 4 – BUSINESS COMBINATIONS

On April 1, 2025 the Company entered into two asset purchase agreements with Alpine 4 Holdings, Inc. (“Alpine 4”), and certain of Alpine 4’s subsidiaries, Vayu (US) Inc. and Impossible Aerospace Corporation (collectively “Vayu”), and Global Autonomous Corporation (“GAC”). The acquisitions were accounted for as business combinations in accordance with ASC 805, Business Combinations. For additional information regarding the transactions, including the initial purchase price allocation and valuation methodologies, see Note 4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

During the measurement period, the Company refined its estimates of the fair values of the assets acquired and liabilities assumed based on additional information obtained about facts and circumstances that existed as of the acquisition date. As of June 30, 2026, the Company has completed its accounting for these acquisitions and the purchase price allocation is final. The final allocation did not result in any material adjustments to the preliminary amounts previously reported.

Goodwill recognized in connection with the acquisitions reflects the excess of consideration transferred over the fair value of identifiable net assets acquired and is not deductible for income tax purposes. During the year ended December 31, 2025, the Company recorded impairment charges related to goodwill associated with these acquisitions. See Notes 7 and 8 to the Company’s Annual Report on Form 10-K for additional information.

The following table represents the pro forma revenue and net loss as if the Vayu and GAC assets had been included in the results of the Company for the six months ended June 30, 2026 and 2025:

	Six months ended June 30,
	2026		2025
Revenue	$	---	$	---
Net loss		$(3,230,842)		$(1,683,115)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Vayu and GAC to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to intangible assets had been applied on January 1, 2025 for the six month period ended June 30, 2025. There are no pro forma adjustments in the six months ended June 30, 2026, as the results of Vayu and GAC were included in the Company’s financial results for the entire period.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 – LEASES

Effective in May 1, 2025, the Company entered into a lease agreement for its Vayu office and warehouse space expiring in April 2026. In connection with the lease extension, the Company recognized a right-of-use (“ROU”) lease asset and lease liability each in the amount of $96,347. The discount rate used to estimate the fair value of the ROU lease asset and lease liability was 44.24%. As of June 30, 2026, the remaining lease term was 0.0 years. The lease agreement expired April 30, 2026 and, as of the date of this Quarterly Report, the Company has the ability to continue month-to-month at the current rate.

The table below summarizes the Company’s lease-related assets and liabilities as of June 30, 2026, and December 31, 2025:

	June 30,		December 31,
	2026		2025
Lease assets (current)	$	---	$36,861
Lease liabilities (current)	$	---	$36,861

Lease expense was $10,080 and $20,160, during the three months ended June 30, 2026 and 2025, respectively and $40,320 and $20,160, during the six months ended June 30, 2026 and 2025, respectively. There were no future maturities of operating lease liabilities as of June 30, 2026.

NOTE 6 – INTANGIBLE ASSETS

Identifiable intangible assets as of June 30, 2026 and December 31, 2025, were as follows:

	June 30,	December 31,
	2026	2025

Vayu intellectual property	$1,389,678	$1,389,678
GAC intellectual property	791,362	791,362

Total intellectual property	2,181,040	2,181,040
Less: accumulated amortization	(389,472)	(233,683)

Intangible assets, net	$1,791,568	$1,947,357

Amortization expense related to intangible assets was $77,895 and $77,894 in the three months ended June 30, 2026 and 2025, respectively, and $155,789 and $77,894 in the six months ended June 30, 2026 and 2025, respectively.

Future amortization expense of intangible assets is expected to be as follows:

2026 (July to December)	$155,788
2027	311,577
2028	311,577
2029	311,577
Thereafter	701,049

Total future amortization expense	$1,791,568

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – RELATED PARTY TRANSACTIONS

On September 10, 2025, the Company entered into a promissory note with its CEO, Kent Wilson, in the amount of $54,000. The note included an original issue discount of $13,500, resulting in net proceeds of $40,500. The note bears interest at a rate of 18% per annum and matures on September 10, 2026. The note is secured by all of the Company’s assets in a junior position to the Company’s senior secured creditors. At inception, the Company recorded a discount against the note payable in the amount of $13,500 for the original issue discount. Amortization of debt discount was $3,191 and $-0- in the three months ended June 30, 2026 and 2025, respectively and $6,347 and $-0- in the six months ended June 30, 2026 and 2025, respectively.

The Company has related party transactions with two of the executive officers, who have paid expenses on behalf of the Company. As of June 30, 2026 and December 31, 2025, the Company had due to related party an amount of $35,597 and $43,631, respectively, to the Company’s CEO, Kent Wilson, and $105,481 and $61,923, respectively, to the Company’s COO, Jeffrey Hail.

The Company had related party transactions with its shareholder Aerospace Capital Partners, LLC (“ACP”), for two Convertible Promissory Notes totaling $728,200 as of June 30, 2025, both of which were converted into shares of the Company’s Series A Preferred Stock in June 2025. See Note 10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for additional information on the related party Convertible Promissory Notes and their subsequent conversion.

Additionally, as of June 30, 2025, there was a payable due to ACP of $110,665 that was subsequently paid in April 2025 where payments were made mainly for professional fees in the amount of $50,665 and deposits to the Company’s bank account of $60,000.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE AND PROMISSORY NOTES

As of June 30, 2026 and December 31, 2025, the Company had the following outstanding debt instruments, which are recorded at their carrying value on the balance sheet:

	June 30,	December 31,
	2026	2025
Secured Convertible Note dated July 1, 2025	$430,000	$495,000
Secured Convertible Note dated September 23, 2025	138,000	138,000
Promissory Note, dated September 2, 2025	---	58,000
Promissory Note, dated September 10, 2025	54,000	54,000
Convertible Note, dated October 16, 2025	57,500	57,500
Secured Convertible Note dated December 30, 2025	132,000	132,000
Secured Convertible Note dated February 12, 2026	66,000	---
Convertible Note, dated April 6, 2026	89,100	---
Convertible Note, dated April 9, 2026	89,100	---
Convertible Note, dated April 27, 2026	297,000	---
Short term loan, dated June 23, 2026	30,000	---
Convertible Note, dated June 29, 2026	96,822	---
Face value of notes payable	1,479,522	934,500
Less: unamortized discounts	(606,189)	(376,136)
Notes payable, current portion	$873,333	$558,364

The Company’s convertible notes generally include conversion features that allow the holder to convert the outstanding principal into shares of the Company’s common stock or preferred stock. Certain of these instruments contain variable conversion terms based on a discount to market prices, which resulted in the recognition of embedded derivative liabilities accounted for at fair value.

Convertible Note Conversions

During January 2026, a promissory note with a third-party investor in the principal and interest amount of $58,000 was converted into 134,884 shares of Series D.1 Preferred Stock, upon the Company filing a Certificate of Designation to create such series of preferred stock at a price of $0.43 per share. The Certificate of Designation for Series D.1 Preferred Stock was filed on January 30, 2026.

During April 2026, the principal amount of $65,000 on a promissory note with a third-party investor with an original principal of $495,000 was partially converted into 406,150 shares of Common Stock.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE AND PROMISSORY NOTES (CONTINUED)

New Promissory and Convertible Note Issuances

On February 12, 2026, the Company issued a Secured Convertible Promissory Note to a third-party investor in the principal amount of $66,000. The principal accrues interest at a rate of 10% per annum and matures on February 12, 2027. The note included an original issue discount of $6,000, resulting in net proceeds of $60,000 to the Company. The note is convertible any time after six months from the issuance date at the option of holder at a conversion price equal to the lower of $1.00 or 90% of the lowest volume weighted average price (“VWAP”) for the ten prior trading days. The note is secured by all of the Company’s assets. At inception, the Company recorded a discount against the note payable in the amount of $66,000 and a day one financing loss of $4,834, representing the fair value of the embedded conversion feature (“ECF”) of $64,834, and the original issue discount of $6,000. The ECF did not meet the requirements for equity classification since it is settleable in a variable number of shares and was recorded as a derivative financial instrument at inception. The day one financing loss was recognized on the inception date and represents the excess of the fair value of the allocated components of the transaction over the proceeds received. The net carrying value of the note was $24,953 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

On February 26, 2026, the Company entered into a short-term loan agreement with a third-party investor for a principal amount of $50,000, a one-time interest charge of $2,500, and a maturity date of March 6, 2026. The loan was repaid on March 3, 2026. At inception, the Company recorded a discount against the loan of $2,500. The net carrying value of the loan was $-0- and $-0- as of June 30, 2026 and December 31, 2025, respectively.

On March 30, 2026, the Company entered into a second short-term loan agreement with the same third-party investor for a principal amount of $50,000, a one-time interest charge of $52,500, and a maturity date of April 13, 2026. The loan was subsequently repaid on April 16, 2026. At inception, the Company recorded a discount against the loan of $2,500. The net carrying value of the loan was $-0- and $-0- as of June 30, 2026 and December 31, 2025, respectively.

On April 6, 2026, the Company issued a Convertible Promissory Note to a third-party investor with a stated principal amount of $82,500 and a one-time interest charge of $6,600 for total repayments of $89,100. The Company received net proceeds of $71,750 after original issue discount of $7,500 and fees of $3,250. The note does not bear interest in excess of the original issue discount and prepaid interest and is scheduled to mature on April 6, 2027, at which time all principal and prepaid interest is due. The note is convertible any time at the option of holder at a conversion price equal to the lower of $0.50 or 80% of the lowest volume weighted average price (“VWAP”) for the 15 prior trading days. In connection with the note, the Company also issued to the holder a five-year warrant to purchase 126,923 shares of Company common stock at an exercise price of $0.65 per share. At inception, the Company recorded a discount against the note payable in the amount of $89,100 and a day one financing loss of $13,115, representing the fair value of the derivative embedded conversion feature (“ECF”) of $60,750, cash discounts of $17,350, and the fair value of the warrant of $24,115. The discount is being amortized over the life of the note. The ECF did not meet the requirements for equity classification because it is settleable in a variable number of shares, and thus was recorded as a derivative financial instrument at inception. The day one financing loss was recognized on the inception date and represents the excess of the fair value of the components of the transaction over the proceeds received. The net carrying value of the note was $20,749 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE AND PROMISSORY NOTES (CONTINUED)

On April 9, 2026, the Company issued a second Convertible Promissory Note to a separate third-party investor with a stated principal amount of $82,500 and a one-time interest charge of $6,600 for total repayments of $89,100. The Company received net proceeds of $71,750 after original issue discount of $7,500 and fees of $3,250. The note does not bear interest in excess of the original issue discount and prepaid interest and is scheduled to mature on April 9, 2027, at which time all principal and prepaid interest is due. The note is convertible any time at the option of holder at a conversion price equal to the lower of $0.50 or 80% of the lowest VWAP for the 15 prior trading days. In connection with the note, the Company also issued to the holder a five-year warrant to purchase 126,923 shares of Company common stock at an exercise price of $0.65 per share. At inception, the Company recorded a discount against the note payable in the amount of $89,100 and a day one financing loss of $21,971, representing the fair value of the derivative ECF of $70,875, cash discounts of $17,350, and the fair value of the warrant of $22,846. The discount is being amortized over the life of the note. The ECF did not meet the requirements for equity classification because it is settleable in a variable number of shares, and thus was recorded as a derivative financial instrument at inception. The day one financing loss was recognized on the inception date and represents the excess of the fair value of the components of the transaction over the proceeds received. The net carrying value of the note was $20,016 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

On April 27, 2026, the Company issued a second Convertible Promissory Note to a separate third-party investor with a stated principal amount of $275,000 and a one-time interest charge of $22,000 for total repayments of $297,000. The Company received net proceeds of $226,000 after original issue discount of $25,000 and fees of $24,000. The note does not bear interest in excess of the original issue discount and prepaid interest and is scheduled to mature on April 27, 2027, at which time all principal and prepaid interest is due. The note is convertible any time at the option of holder at a conversion price equal to the lower of $0.50 or 80% of the lowest VWAP for the 15 prior trading days. In connection with the note, the Company also issued to the holder a five-year warrant to purchase 199,275 shares of Company common stock at an exercise price of $0.65 per share and 20,000 shares of Company common stock. At inception, the Company recorded a discount against the note payable in the amount of $297,000 and a day one financing loss of $232,877, representing the fair value of the derivative ECF of $400,466, cash discounts of $71,000, the fair value of the warrant of $51,811, and the fair value of the shares of $6,600. The discount is being amortized over the life of the note. The ECF did not meet the requirements for equity classification because it is settleable in a variable number of shares, and thus was recorded as a derivative financial instrument at inception. The day one financing loss was recognized on the inception date and represents the excess of the fair value of the components of the transaction over the proceeds received. The net carrying value of the note was $52,077 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

On June 23, 2026, the Company entered into a short-term loan agreement with a third-party investor for a principal amount of $50,000, a one-time interest charge of $5,000, and a maturity date of July 7, 2026. The loan was repaid in two installments on June 29 and July 1, 2026. At inception, the Company recorded a discount against the loan of $5,000. The net carrying value of the loan was $27,692 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8 – NOTES PAYABLE AND PROMISSORY NOTES (CONTINUED)

On June 29, 2026, the Company issued a second Convertible Promissory Note to a separate third-party investor with a stated principal amount of $89,650 and a one-time interest charge of $7,172 for total repayments of $96,822. The Company received net proceeds of $75,000 after original issue discount of $8,150 and fees of $6,500. The note does not bear interest in excess of the original issue discount and prepaid interest and is scheduled to mature on June 29, 2027, at which time all principal and prepaid interest is due. The note is convertible any time at the option of holder at a conversion price equal to the lower of $0.50 or 80% of the lowest VWAP for the 15 prior trading days. In connection with the note, the Company also issued to the holder 25,000 shares of Company common stock. At inception, the Company recorded a discount against the note payable in the amount of $96,822 and a day one financing loss of $29,638, representing the fair value of the derivative ECF of $98,263, cash discounts of $2,822, and the fair value of the shares of $6,375. The discount is being amortized over the life of the note. The ECF did not meet the requirements for equity classification because it is settleable in a variable number of shares, and thus was recorded as a derivative financial instrument at inception. The day one financing loss was recognized on the inception date and represents the excess of the fair value of the components of the transaction over the proceeds received. The net carrying value of the note was $265 and $-0- as of June 30, 2026 and December 31, 2025, respectively.

Amortization of debt discounts in the three and six months ended June 30, 2026 and 2025, was as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026		2025
Convertible Note, dated February 25, 2025	$	---	$199,503	$	---	$358,200
Convertible Note, dated March 7, 2025		---	13,418		---	18,500
Convertible Note, dated April 9, 2025		---	10,000		---	10,000
Convertible Note, dated May 20, 2025		---	37,500		---	37,500
Convertible Note, dated May 25, 2025		---	37,500		---	37,500
Convertible Note, dated May 31, 2025		---	20,000		---	20,000
Convertible Note, dated May 31, 2025		---	5,000		---	5,000
Convertible Note, dated June 2, 2025		---	5,000		---	5,000
Secured Convertible Note dated July 1, 2025		31,728	---		136,429	---
Secured Convertible Note dated September 23, 2025		34,787	---		69,191	---
Promissory Note, dated September 10, 2025		3,191	---		6,347	---
Convertible Note, dated October 16, 2025		5,841	---		11,618	---
Secured Convertible Note dated December 30, 2025		32,910	---		65,458	---
Secured Convertible Note dated February 12, 2026		16,455	---		24,953	---
Short term loan, dated February 26, 2026		---	---		2,500	---
Short term loan, dated March 30, 2026		2,321	---		2,500	---
Convertible Note, dated April 6, 2026		20,749	---		20,749	---
Convertible Note, dated April 9, 2026		20,017	---		20,017	---
Convertible Note, dated April 27, 2026		52,077	---		52,078	---
Short term loan, dated June 23, 2026		2,692	---		2,692	---
Convertible Note, dated June 29, 2026		265	---		265	---
Total amortization of debt discount		$223,033	$327,921		$414,797	$491,700

Interest expense on debt instruments for the three months ended June 30, 2026 and 2025, was $23,453 and $-0-, respectively, and $44,674 and $1,756 for the six months ended June 30, 2026 and 2025, respectively.

For additional information regarding the Company’s convertible notes and promissory notes, including detailed terms, valuation of embedded features, and prior period activity, see Note 10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 – DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are comprised of the fair value of conversion features embedded in convertible promissory notes for which the conversion rate is not fixed but instead is adjusted based on a discount to the market price of the Company’s common stock. The fair market value of the derivative liabilities was calculated at inception of each convertible promissory notes for which the conversion rate is not fixed and allocated to the respective convertible notes. The derivative financial instruments are then revalued at the end of each period, with the change in value recorded to “Change in fair value of on derivative financial instruments.”

Derivative financial instruments and changes thereto recorded in the three and six months ended June 30, 2026 and 2025, include the following:

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025		2026	2025

Balance, beginning of period	$262,000	$	---	$634,424	$	---
Inception of derivative financial instruments	630,355		---	695,188		---
Change in fair value of derivative financial instruments	(104,629)		---	(541,886)		---
Conversion or extinguishment of derivative financial instruments	(16,484)		---	(16,484)		---

Balance, end of period	$771,242	$	---	$771,242	$	---

Fair market value of the derivative financial instruments is measured using the following range of assumptions:

	Six Months Ended June 30,
	2026	2025

Pricing model utilized	Black Scholes	---
Risk free rate range	3.45% to 4.01%	---
Expected life range (in years)	0.18 to 1.00	---
Volatility range	90.64% to 136.60%	---
Dividend yield	0.00%	---

The entire amount of derivative instrument liabilities is classified as current due to the fact that settlement of the derivative instruments could be required within twelve months of the balance sheet date. The Company had no derivative financial instruments in the three or six months ended June 30, 2025.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS’ EQUITY

The Company’s authorized capital structure and the rights and preferences of its equity securities are described in Note 12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

As of June 30, 2026, the Company had multiple series of preferred stock outstanding.

During the three months ended June 30, 2026, the Company approved the creation of two new series of preferred stock designated as the Series A.1 Preferred Stock and the Series D.1 Preferred Stock. The Certificates of Designation for Series A.1 Preferred Stock and Series D.1 Preferred Stock, which created the Series A.1 Preferred Stock and Series D.1 Preferred Stock, were filed with the State of Nevada on January 30, 2026. A detailed discussion of the rights and preferences of the Series A.1 Preferred Stock and Series D.1 Preferred Stock can be found in the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2026.

Subsequent to the three months ended June 30, 2026, the Company approved the creation of a new series of preferred stock designated as Series E Preferred Stock. The Certificate of Designation for Series E Convertible Preferred Stock was filed with the State of Nevada on April 30, 2026. A detailed discussion of the rights and preferences of the Series E Preferred Stock can be found in the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2026.

Sales and Other Issuances of Preferred Stock

During January 2026, the Company entered into a short-term consulting arrangement with a third-party consultant for advisory services. As consideration for the services provided, the Company issued 1,667 shares of Series A.1 Preferred Stock. The fair value of $3,245 was recorded as a consulting expense within general and administrative expenses during the period.

During January 2026, a promissory note with a third-party investor in the principal and interest amount of $58,000 was converted into 134,884 shares of Series D.1 Preferred Stock upon the Company filing a Certificate of Designation to create such series of preferred stock at a price of $0.43 per share. As noted, the Certificate of Designation for Series D.1 Preferred Stock was filed with the State of Nevada on January 30, 2026.

During January 2026, the Company entered into agreements where the Company agreed to issue 232,558 shares of Series D.1 Preferred Stock upon the Company filing a Certificate of Designation to create such series of preferred stock at a sale price of $0.43 per share for gross and net proceeds of $100,000 in a private placement transaction. As noted, the Certificate of Designation for Series D.1 Preferred Stock was filed with the State of Nevada on January 30, 2026.

During January 2026, the Company entered into agreements where the Company agreed to issue 323,530 shares of Series E Convertible Preferred Stock, upon the Company filing a Certificate of Designation to create such series of preferred stock at a sale price of $0.34 per share for gross and net proceeds of $110,000 in two separate private placement transactions. In connection with the agreements, the Company issued to the buyers five-year warrants to purchase up to an aggregate of 323,530 shares of Company common stock at an exercise price of $1.00 per share. As noted, the Certificate of Designation for Series E Convertible Preferred Stock was filed with the State of Nevada on April 30, 2026.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS’ EQUITY (CONTINUED)

Sales of Common Stock

During May 2026, the Company entered into a consulting arrangement with a third-party consultant for advisory services. As consideration for the services provided, the Company issued 500,000 shares of Common Stock. The fair value of $160,050 was recorded as a consulting expense within general and administrative expenses during the three- and six-month periods ended June 30, 2026.

During June 2026, the Company sold 476,191 shares of common stock and 714,287 five year warrants with an exercise price of $0.30 for an aggregate purchase price of $100,000. The fair value of the warrants was $50,996.

Equity Purchase Agreement

The Company has an Equity Line of Credit (“ELOC”) arrangement with a third-party investor, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. During the six months ended June 30, 2026, the Company issued 187,082 shares of its common stock under the ELOC and received gross proceeds of $101,993 against fees of $9,636, for net cash proceeds due of $92,356, which was recorded as an increase to stockholders’ equity.

Warrants

Transactions involving our stock warrants during the six months ended June 30, 2026 and 2025, are summarized as follows:

	2026		2025
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price
Outstanding at beginning of the period	4,100,000	$0.68	2,000,000	$0.10
Granted during the period	1,167,408	$0.44	1,600,000	$1.15
Exercised during the period	---	$0.00	---	$ ---
Expired during the period	---	$0.00	---	$ ---
Outstanding at end of the period	5,267,408	$0.63	3,600,000	$0.57

Exercisable at end of the period	5,267,408	$0.63	3,600,000	$0.57

Weighted average remaining life	1.3	years

The aggregate grant date fair value of warrants granted during the six months ended June 30, 2026 and 2025, was $211,273 and $990,614, respectively.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS’ EQUITY (CONTINUED)

The following table summarizes information about the Company’s stock warrants outstanding as of June 30, 2026:

Warrants Outstanding				Warrants Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (years)	Price	Exercisable	Price
$0.0001 to 0.10	2,000,000	0.2	$0.10	2,000,000	$0.10
$0.11 to 1.00	1,967,408	2.2	$0.60	1,967,408	$0.60
$1.01 to 1.50	1,300,000	1.8	$1.47	1,300,000	$1.47
$0.05 to 1.50	5,267,408	1.3	$0.63	5,267,408	$0.63

For additional information regarding the Company’s equity transactions, including detailed terms of preferred stock, warrants, and prior period activity, see Note 12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

RSU Plans

On April 12, 2025, the Company adopted the Dynamic Aerospace Systems Corporation Restricted Stock Unit (RSU) Executive Plan (the “Executive RSU Plan”) and the Dynamic Aerospace Systems Corporation Restricted Stock Unit (RSU) Plan (the “Non-Executive RSU Plan” and, together with the Executive RSU Plan, the “RSU Plans”). As of the date of this Quarterly Report, the Company did not have a stock option plan in favor of any director, officer, consultant, or employee.

The purpose of the RSU Plans is to provide an equity compensation program to attract, retain, and incentivize key employees. Each Restricted Stock Unit (“RSU”) is a promise to deliver one share of the Company’s common stock upon vesting, subject to certain terms. The Company has the right to determine the specific grant details for each executive. Pursuant to the Executive RSU Plan, RSUs will vest 10% at the end of the first year after the grant; 30% at the end of the second year after the grant; and 60% at the end of the third year after the grant. Pursuant to the Non-Executive RSU Plan, RSUs will vest 10% at the end of the first year after the grant; 15% at the end of the second year after the grant; 25% at the end of the third year after the grant; 30% at the end of the fourth year after the grant; and 20% at the end of the fifth year after the grant. The vested RSUs will be settled in shares of the Company’s common stock six (6) months after the vesting date.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – STOCKHOLDERS’ EQUITY (CONTINUED)

The following table summarizes RSU Plans activity as of and for the six months ended June 30, 2026 and 2025:

	2026		2025
		Weighted		Weighted
		Average		Average
		Grant Date		Grant Date
	Number	Fair Value	Number	Fair Value
Outstanding at beginning of period	9,300,104	$0.57	---	$	---
Granted during the period	900,000	$0.31	2,505,104		$0.85
Exercised during the period	---	$ ---	---	$	---
Forfeited during the period	(226,800)	$ ---	---	$	---
Outstanding at end of period	9,973,304	$0.54	2,505,104		$0.85

Exercisable at period-end	250,510	$0.85	---	$	---

As of June 30, 2026, there was $4,168,692 of total unrecognized compensation cost related to stock grants made under the RSU Plans. The aggregate fair value of share grants that vested during the six months ended June 30, 2026 and 2025, was $211,932 and $-0-, respectively. Stock based compensation expense related to the RSU Plans was $398,847 and $-0- in the six months ended June 30, 2026 and 2025, respectively, and $794,868 and $-0- in the three months ended June 30, 2026 and 2025, respectively. The Company also recognized stock-based compensation related to shares issued to consultants outside of the RSU Plans in the amount of $160,050 and $-0- in three months ended June 30, 2026 and 2025, respectively, and $163,295 and $-0- in six months ended June 30, 2026 and 2025, respectively.

NOTE 11 – EARNINGS PER SHARE

The calculation of weighted average shares for basic and diluted net loss per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net Loss	$(2,179,349)	$(805,767)	$(3,230,842)	$(1,299,619)

Weighted average shares outstanding for basic net loss per common share	43,818,010	30,716,783	43,040,909	28,179,985
Effect of dilutive stock options and other equity awards(1)	---	---	---	---
Weighted average shares outstanding for diluted net loss per common share	43,818,010	30,716,783	43,040,909	28,179,985

Basic loss per common share:	$(0.05)	$(0.03)	$(0.08)	$(0.05)
Diluted loss per common share:	$(0.05)	$(0.03)	$(0.08)	$(0.05)

(1)

Since the Company incurred a net loss from continuing operations in each of the three and six months ended June 30, 2026 and 2025, no dilutive stock options or other equity awards were included as diluted shares in those periods. As of June 30, 2026 and December 31, 2025, potentially dilutive securities were comprised of (i) 9,973,304 and 9,300,104 unvested restricted stock units (“RSUs”), respectively, and (ii) 5,267,408 and 4,100,000 stock warrants, respectively

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 12 – INCOME TAXES

As of June 30, 2026, the Company had available for federal income tax purposes a net operating loss carryforward of approximately $5,573,000 that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management and based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized. The Internal Revenue Code may limit the future use of the Company’s existing net operating losses.

The Company recorded no income tax expense or benefit for the six months ended June 30, 2026 and 2025. The Company’s effective tax rate for the periods presented differs from the U.S. federal statutory rate primarily due to the full valuation allowance recorded against its net deferred tax assets.

The Company has evaluated its tax positions and has concluded that there are no uncertain tax positions requiring recognition in the financial statements. There were no material changes to the Company’s uncertain tax positions during the six months ended June 30, 2026.

For additional information regarding the Company’s income taxes, including deferred tax assets and valuation allowance, see Note 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

NOTE 13 – SEGMENT REPORTING

As of June 30, 2026, the Company operated in two business segments: Dynamic Aero Systems, a developer and OEM of UAVs, and Dynamic Deliveries, a developer of autonomous mesh logistics networks. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 13 – SEGMENT REPORTING (CONTINUED)

Segment information for the three months ended June 30, 2026, was as follows:

	Three Months Ended June 30, 2026
	Dynamic Aerospace Systems		Dynamic Deliveries		Total
Revenue
Revenue	$	---	$	---	$	---

Operating Expenses
Professional fees		332,999		37,000		369,999
Salaries		488,012		30,127		518,139
Depreciation and amortization		58,196		28,263		86,459
Stock compensation expense		503,008		55,889		558,897
Other general and administrative costs		197,747		8,649		206,396
Total Operating Expenses		1,579,962		159,928		1,739,890

Loss from operations		$(1,579,962)		$(159,928)		$(1,739,890)

Segment information for the three months ended June 30, 2025 was as follows:

	Three Months Ended June 30, 2025
	Dynamic Aerospace Systems		Dynamic Deliveries		Total
Revenue
Revenue	$	---	$	---	$	---

Operating Expenses
Professional fees		210,426		22,979		233,405
Depreciation and Amortization		66,231		28,263		94,494
Stock compensation expense		70,051		---		70,051
Other general and administrative costs		77,321		2,875		80,196
Total Operating Expenses		424,029		54,117		478,146

Loss from operations		$(424,029)		$(54,117)		$(478,146)

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 13 – SEGMENT REPORTING (CONTINUED)

Segment information for the six months ended June 30, 2026, was as follows:

	Six Months Ended June 30, 2026
	Dynamic Aerospace Systems		Dynamic Deliveries		Total
Revenue
Revenue	$	---	$	---	$	---

Operating Expenses
Professional fees		586,057		70,132		656,189
Salaries		891,482		55,908		947,390
Depreciation and amortization		117,079		56,526		173,605
Stock compensation expense		862,347		95,816		958,163
Other general and administrative costs		259,319		10,355		269,674
Total Operating Expenses		2,716,284		288,737		3,005,021

Loss from operations		$(2,716,284)		$(288,737)		$(3,005,021)

Identifiable Assets
Identifiable assets as of June 30, 2026		$4,062,750		$9,141,273		$13,204,023
Identifiable assets as of December 31, 2025		$4,111,293		$9,195,374		$13,306,667

Segment information for the six months ended June 30, 2025 was as follows:

	Six Months Ended June 30, 2025
	Dynamic Aerospace Systems		Dynamic Deliveries		Total
Revenue
Revenue	$	---	$	---	$	---

Operating Expenses
Professional fees		456,097		50,276		506,373
Depreciation and Amortization		66,231		28,263		94,494
Stock compensation expense		70,051		---		70,051
Other general and administrative costs		127,136		8,409		135,545
Total Operating Expenses		719,515		86,948		806,463

Loss from operations		$(719,515)		$(86,948)		$(806,463)

Identifiable Assets
Identifiable assets as of June 30, 2025		$4,285,501		11,704,259		$15,989,760

DYNAMIC AEROSPACE SYSTEMS CORPORATION (FORMERLY BROOQLY INC.)

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 14 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. As of the date of this Quarterly Report, the Company was not aware of any such legal proceedings that will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 15 – SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to June 30, 2026, through the date of this filing of these unaudited condensed financial statements and has determined that the following are material subsequent events.

On July 15, 2026, the Company entered into a short-term loan agreement with its COO, Jeff Hail, for a principal amount of $50,000. The note included an original issue discount of $2,632, resulting in a stated principal value of $52,632. The note includes a one-time interest charge of 15% of the stated principal value and matures on September 16, 2026. On July 31, 2026, the Company entered into Addendum No. 1 to the agreement, for an additional principal amount of $30,000 and an original issue discount of $1,579 for a stated principal value of $31,579. The additional principal includes a one-time interest charge of 15% of the stated principal value and matures on September 16, 2026.

In August 2026, the Company sold 119,048 shares of common stock and 119,048 five year warrants with an exercise price of $0.30 for an aggregate purchase price of $25,000.

ITEM 2 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this Quarterly Report. In addition to historical information, this discussion and analysis contains forward-looking statements, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K. All amounts in this Quarterly Report are in U.S. dollars, unless otherwise noted.

Overview

The following Management’s Discussion and Analysis relates to our new restructured business operations, rather than the prior business operations of the Company before February 25, 2025.   Following the restructuring of our business, we are mainly focused on UAVs and drone-related sales and services.

The following discussion and analysis of the financial condition and results of operations of Dynamic Aerospace Systems Corporation (“Dynamic Aerospace Systems,” the “Company,” “we,” “our” or “us”), should be read in conjunction with our financial statements and related notes as filed with the U.S. Securities and Exchange Commission (the “SEC”). This discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated due to various factors, including those described in our SEC filings. Unless otherwise stated, references to “we,” “us,” or “our” refer to Dynamic Aerospace Systems Corporation. For additional details on our operations, see our website at https://www.dynamicaerosystems.com. (As noted above, information available on our website is not incorporated by reference in, or a part of, this or any other report we file with or furnish to the SEC).

Dynamic Aerospace Systems is a leader in unmanned aerial vehicle (“UAV”) manufacturing and autonomous logistics, focusing on advanced vertical takeoff and landing (“VTOL”) drones and UAV technologies, such as the Company’s G1 VTOL (the “G1”) and US-1 electric rotor copter (the “US-1”). We serve government, defense, and commercial sectors, delivering solutions for logistics, surveillance, reconnaissance, and mission-critical operations across the United States, Gulf Coast nations, and NATO countries. Our mission is to optimize efficiency, reduce risk, and accelerate delivery through autonomous aerial solutions that enhance operational effectiveness and situational awareness.

In 2025, we adopted the trade name Dynamic Aerospace Systems to reflect our new strategic focus on autonomous aerospace technologies and to align with its expanded emphasis on UAV innovation and logistics. This rebranding coincided with significant corporate developments, including the acquisition of assets from Vayu (US) Inc., Impossible Aerospace Corporation, and Global Autonomous Corporation from Alpine 4 Holdings, Inc. (ALPP) on April 1, 2025. These acquisitions strengthened our technological capabilities and market position in the UAV sector. Additionally, the appointment of a FedEx logistics expert to our Board of Directors enhanced our strategic expertise in logistics and supply chain optimization.

Dynamic Aerospace Systems Operations

Revenue

Operating as Dynamic Aerospace Systems, we have focused on developing and commercializing advanced VTOL drones and UAV systems, including the G1 and US-1, designed for applications such as autonomous logistics, surveillance, and reconnaissance. Prior revenue was based on the MyTreat Logistics systems; however, as of the period covered by this Quarterly Report, we had discontinued that revenue model and are solely focused on UAV manufacturing and autonomous logistics using our drones. Our operational focus has been on expanding market reach and advancing research and development (“R&D”). Collaborations with government agencies, NATO allies, and commercial aerospace leaders have driven early-stage contracts and pilot programs, particularly for defense and logistics applications. Revenue generation remains in the growth phase as we scale production and secure larger contracts.

Cost Structure and Expenses

Our primary expenses include research and development (R&D), manufacturing, and operational costs associated with our facilities in Ann Arbor, Michigan, and planned flight testing at Strother Field, Kansas (expected to be operational in 2026). The acquisition of assets significantly increased our capital expenditures, aimed at enhancing proprietary UAV designs with autonomous flight controls and advanced sensor integration. We have also invested in secure communication technologies to ensure reliable and secure UAV operations. General and administrative expenses include costs related to corporate governance, regulatory compliance, and the integration of new board expertise to support our strategic vision.

Liquidity Position

Our liquidity position is supported by operational cash flows, strategic partnerships, and financing activities. The asset acquisitions in 2025 were funded through the issuance of shares of Class B Common Stock, aligning with our strategy to preserve cash reserves while expanding our technological portfolio. We are actively pursuing additional contracts with government and commercial clients to bolster cash inflows. Management is also exploring further equity and debt financing to support ongoing R&D and the expansion of manufacturing capabilities. As with many growth-stage companies, our ability to secure additional capital will be critical to sustaining operations and achieving long-term objectives. There can be no assurance that we will obtain financing on favorable terms, and any further issuance of equity could dilute existing shareholders.

Financial Condition

For the six months ended June 30, 2026, our financial condition reflects a growth-oriented company with significant investments in technology and infrastructure. The transition to operating as Dynamic Aerospace Systems has positioned us to capitalize on the growing demand for autonomous UAV solutions. However, we have identified potential risks, including material weaknesses in internal controls over financial reporting, which we are actively working to remediate. Our balance sheet is primarily composed of intangible assets related to UAV technology, and physical assets from acquisitions.

Key Trends and Uncertainties

The UAV and autonomous logistics market is rapidly evolving, driven by increasing demand for efficient, secure, and scalable solutions in defense, logistics, and commercial sectors. Our proprietary technologies, such as the G1’s VTOL and fixed-wing efficiency and the US-1’s extended flight capabilities, position us to meet these demands. However, we face risks including regulatory changes, competitive pressures, and the need for continuous innovation. The integration of AI-driven autonomy and sustainable propulsion systems, planned for future development, will require substantial investment and successful execution to maintain our competitive edge.

Conclusion

The transition to operating as Dynamic Aerospace Systems marks a pivotal shift toward leadership in autonomous aerospace solutions. With the strategic acquisitions discussed above and funded through the issuance of Class B Common Stock, a strengthened board, and a focus on innovative UAV technologies, we are well-positioned to drive growth in the logistics, defense, and commercial sectors. However, our success depends on securing additional capital, scaling operations, and navigating competitive and regulatory challenges. We remain committed to delivering value to our stakeholders through innovation, operational excellence, and strategic partnerships.

Results of Operations

The following information should be read in conjunction with the condensed financial statements and notes appearing elsewhere in this Quarterly Report. We have generated minimal revenues from inception to date. We anticipate that we may not receive any significant revenues from operations until we begin our planned UAV sales and operations.

For the Three Months Ended June 30, 2026 and 2025

Revenues

For the three months ended June 30, 2026 and 2025, we generated no revenues.

Operating Expenses

Professional fees were $369,999 in the three months ended June 30, 2026, an increase of $136,594, or 59%, compared to $233,405 in the three months ended June 30, 2025, resulting from professional fees paid related to the implementation of our Dynamic Aerospace Systems assets acquired in April 2025.

Salaries were $518,139 in the three months ended June 30, 2026, an increase of $518,139, or 100%, compared to $-0- in the three months ended June 30, 2025 due to the hiring of certain Vayu employees following the acquisition of the Vayu Assets.

Depreciation and amortization expense decreased by $8,035, or 9%, from $94,494 in the three months ended June 30, 2025 to $86,459 in the three months ended June 30, 2026, as a result of certain fixed assets coming to the end of their depreciable lives in 2026.

Stock compensation expense was $558,897 in the three months ended June 30, 2026, an increase of $488,846, or 698%, compared to $70,051 in the three months ended June 30, 2025. Stock compensation expense arises primarily from RSU incentive grants made to employees under our Executive and Non-Executive RSU Plans following the acquisition of the Vayu Assets in April 2025.

Other general and administrative costs were $206,396 in the three months ended June 30, 2026, an increase of $126,200, or 157%, compared to $80,196 in the three months ended June 30, 2025 due primarily to higher overhead costs related with the administration of our newly acquired assets in 2025.

Other Income and Expenses

We recognized financing cost of $297,602 in the three months ended June 30, 2026, reflecting the excess of the allocated components of certain debt instruments at inception over the net proceeds from such instruments. There was no corresponding charge in the three months ended June 30, 2025.

During the three months ended June 30, 2026, we recognized a gain from the change in fair value of derivative financial instruments of $104,629 to record the change in fair value of certain floating-rate convertible features embedded in our debt instruments that were recorded as derivative financial instruments. There was no corresponding gain or loss in the three months ended June 30, 2025.

Amortization of debt discount was $223,033 in the three months ended June 30, 2026, a decrease of $104,888, or 32%, compared to $327,921 in the three months ended June 30, 2025. Such charges reflect the amortization of beneficial conversion features and original issue discounts that we recorded as discounts at inception of certain of our promissory and convertible notes issued in 2025 and 2026. The decrease is due to larger discount balances in 2025 compared to 2026.

Interest and other expense was $23,453 in the three months ended June 30, 2026, an increase of $23,753, or 7,918%, compared to interest income of $300 in the three months ended June 30, 2025.  The increased interest expense is attributable to interest-bearing debt balances in 2026 with no corresponding balances in 2025.

Net Loss

For the three months ended June 30, 2026, we recognized a net loss of $2,179,349, an increase of $1,373,582, or 170%, compared to net loss of $805,767 in the three months ended June 30, 2025. The increase is primarily due to higher salaries and operating expenses from scaling our operations in preparation for future growth, stock-based compensation for employee RSU incentive grants, and day-one financing costs associated with issuance of certain convertible notes.

For the Six Months Ended June 30, 2026 and 2025

Revenues

For the six months ended June 30, 2026 and 2025, we generated no revenues.

Operating Expenses

Professional fees were $656,189 in the six months ended June 30, 2026, an increase of $149,816, or 30%, compared to $506,373 in the six months ended June 30, 2025, resulting from professional fees paid related to the implementation of our Dynamic Aerospace Systems assets acquired in April 2025.

Salaries were $947,390 in the six months ended June 30, 2026, an increase of $947,390, or 100%, compared to $-0- in the six months ended June 30, 2025 due to the hiring of certain Vayu employees following the acquisition of the Vayu Assets.

Depreciation and amortization expense increased by $79,111, or 84%, from $94,494 in the six months ended June 30, 2025 to $173,605 in the six months ended June 30, 2026, as a result of amortization of intangible assets and depreciation of fixed assets acquired from Vayu and GAC in April 2025.

Stock compensation expense was $958,163 in the six months ended June 30, 2026, an increase of $888,112, or 1,268%, compared to $70,051 in the six months ended June 30, 2025, resulting from RSU incentive grants made to employees under our Executive and Non-Executive RSU Plans in mid-2025 for which a full six months of expense are reflected in 2026.

Other general and administrative costs were $269,674 in the six months ended June 30, 2026, an increase of $134,129, or 99%, compared to $135,545 in the six months ended June 30, 2025 due primarily to higher overhead costs related with the administration of our newly acquired assets in 2025.

Other Income and Expenses

We recognized financing cost of $308,236 in the six months ended June 30, 2026, reflecting the excess of the allocated components of certain debt instruments at inception over the net proceeds from such instruments. There was no corresponding charge in the six months ended June 30, 2025.

During the six months ended June 30, 2026, we recognized a gain from the change in fair value of derivative financial instruments of $541,886 to record the change in fair value of certain floating-rate convertible features embedded in our debt instruments that were treated as derivative financial instruments. There was no corresponding gain or loss in the six months ended June 30, 2025.

Amortization of debt discount was $414,797 in the six months ended June 30, 2026, a decrease of $76,903, or 16%, compared to $491,700 in the six months ended June 30, 2025. Such charges reflect the amortization of beneficial conversion features and original issue discounts that we recorded as discounts at inception of certain of our promissory and convertible notes issued in 2025 and 2026. The decrease is due to larger discount balances in 2025 compared to 2026.

Interest and other expense was $44,674 in the six months ended June 30, 2026, an increase of $43,218, or 2,968%, compared to $1,456 in the six months ended June 30, 2025.  The increased interest expense is attributable to higher interest-bearing debt balances in 2026.

Net Loss

For the six months ended June 30, 2026, we recognized a net loss of $3,230,842, an increase of $1,931,223, or 149%, compared to net loss of $1,299,619 in the six months ended June 30, 2025. The increase is primarily due to higher salaries and operating expenses from scaling our operations in preparation for future growth, stock-based compensation for employee RSU incentive grants, and day-one financing costs associated with issuance of certain convertible notes.

Liquidity and Capital Resources

Sources of Liquidity

Net Cash Used in Operating Activities.

Cash flows used in operating activities were $832,030 and $771,366 for the six months ended June 30, 2026 and 2025, respectively. Working capital for the six months ended June 30, 2026, provided cash of $1,085,897 due from cash provided by accounts payable and accrued liabilities (due primarily to unpaid executive salaries from 2025 and 2026), accrued interest, and related parties, partially offset by cash used by prepaid expenses. Working capital for the six months ended June 30, 2025 used cash of $127,992 due primarily to cash used by accounts payable and accrued interest.

Net Cash Used in Investing Activities.

Cash flows used in investing activities were $66,229 and $-0-, for six months ended June 30, 2026 and 2025, respectively. Additions to property, plant and equipment during the six months ended June 30, 2026, are related to investments into demo drones.

Net Cash Provided by Financing Activities.

Cash flows provided by financing activities were $851,855 and $788,200 for the six months ended June 30, 2026 and 2025, respectively. For the six months ended June 30, 2026, we received $192,355 from the sale of common stock under the ELOC and in private placement transactions, $210,000 from the sale of preferred stock, and $579,500 received from the issuance of notes and convertible notes, partially offset by the repayment of a promissory note in the amount of $130,000. For the six months ended June 30, 2025, net cash provided by financing activities was $788,200, comprised of $843,200 received from the issuance of notes and convertible notes, partially offset by the repayment of two promissory notes in the amount of $55,000.

Significant Liquidity Transactions

Since inception, we have generated no revenues while funding operations primarily through support from affiliates, shareholders, and related parties. Notably, Aerospace Capital Partners, one of our largest shareholders, has already contributed financial resources to help support the Company during this period of growth. In addition, we have engaged an investment bank, AGP, to assist in raising additional capital to accelerate our business plan and ensure sufficient liquidity.

Although we will require additional equity or debt financing in the short term, management believes the Company is well-positioned to execute on its strategic objectives with the support of existing investors and engaged advisors. While any future financing may involve dilution or debt obligations, we are focused on securing capital on terms that preserve long-term shareholder value and support our path to profitability.

Equity Purchase Agreement

On July 31, 2025, we entered into an Equity Purchase Agreement (the “ELOC”) with Platinum Point Capital LLC, a Nevada limited liability company (the “Purchaser”) pursuant to which the Purchaser committed to purchase up to $15,000,000 of our Common Stock. In connection with the execution of the ELOC, we are obligated to issue 600,000 shares of our Common Stock to the Purchaser as a commitment fee.

Upon filing and effectiveness of a Registration Statement on Form S-1 to register the Advance Shares (defined below) and provided other closing conditions are met, from time to time over the term of the ELOC, we shall have the right, but not the obligation, to direct the Purchaser to purchase shares of our Common Stock (the “Advance Shares”) in a maximum amount of one hundred percent (100%) of the average daily trading volume over the five trading days preceding the applicable advance date. At any time and from time to time during the three-year term of the ELOC, we may deliver a notice to Purchaser (the “Advance Notice”) and shall deliver the Advance Shares to Purchaser on the next trading day. The purchase price for the Advance Shares shall equal 90.0% of the gross proceeds received by the Purchaser for the resale of the Advance Shares during the three consecutive trading days immediately following the date an Advance Notice is delivered. The ELOC terminates upon the first to occur of (i) July 31, 2028; (ii) the date that $15,000,000 in Advance Shares have been purchased by the Purchaser; and (iii) the date that we terminate the ELOC.

During the six months ended June 30, 2026, we issued 187,082 shares of our common stock under the ELOC and received gross proceeds of $101,993 against fees of $9,636 for net cash proceeds of $92,356.

Notes Payable

During the six months ended June 30, 2026, we issued convertible notes payable and promissory notes with a total face value of $627,022 that resulted in net proceeds of $419,500. Additionally, a convertible note with face value of $58,000 and penalties of $5,800 was converted into shares of our preferred stock, and a second note with a face value of $495,000 was partially converted for $65,000 of face value into common stock. We also repaid existing promissory notes totaling $130,000. The remaining outstanding debt as of June 30, 2026, matures at various times during the second half of 2026 and 2027.

For additional information regarding our current debt arrangements, see Note 8 to the accompanying condensed financial statements for the period ended June 30, 2026. In addition, for information regarding our other material estimated future cash requirements under our contractual obligations and certain other commitments, see “Material Cash Requirements” in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K for the year ended December 31, 2025. There have been no material changes to such information except as set forth herein.

Liquidity Condition

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern. This update provided U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. Under this standard, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period, including interim periods. In evaluating our ability to continue as a going concern, management considered the conditions and events that could raise substantial doubt about our ability to continue as a going concern within 12 months after our financial statements were issued (August 10, 2027).

Management considered our current financial condition and liquidity sources, including current funds available, forecasted future cash flows and our obligations due before August 10, 2027, and concluded that, without additional funding, we will not have sufficient funds to meet our obligations within one year from the date the financial statements were issued. Without raising additional capital, there is substantial doubt about our ability to continue as a going concern through August 10, 2027. The accompanying financial statements have been prepared assuming that we will continue as a going concern. This basis of presentation contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business.

As of June 30, 2026, we had cash balances of $7,605, a working capital deficit of $4,283,304 and an accumulated deficit of $13,021,962. For the six months ended June 30, 2026, we had a net loss of $3,230,842 and used cash from operating activities of $832,030. However, the Company is actively pursuing financing opportunities and anticipates revenue growth from sales that are expected to begin offsetting operating expenses within the next twelve months.

Off-Balance Sheet Arrangements

We have not and do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of establishing off-balance sheet arrangements or other contractually narrow or limited purposes. Therefore, we do not believe we are exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

The above discussion should be read in conjunction with our condensed financial statements and the related notes. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 4. CONTROLS AND PROCEDURES. EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

We maintain disclosure controls and procedures that are designed to ensure the information required to be disclosed in our reports filed pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms and that such information is accumulated and communicated to our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As of June 30, 2026, we carried out an evaluation, under the supervision and with the participation of our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on this evaluation, our principal executive officer and our principal financial officer concluded that our internal controls over financial reporting were ineffective as of the end of the period covered by this report.

The determination that our disclosure controls and procedures were not effective as of June 30, 2026, is a result of the material weakness related to the lack of formal control processes related to the identification of related party transactions at this point in time and limited segregation of duties. The Company hired a permanent Chief Financial Officer in March 2026 and plans to expand its accounting operations as the Company expands. The Company is in the process of establishing formal related party identification procedures.

MANAGEMENT’S QUARTERLY REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

Except as set forth above, there have been no changes in our internal controls over financial reporting during the quarter ended June 30, 2026 that have materially affected or are reasonably likely to materially affect our internal controls.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

As of the date of the filing of this Quarterly Report, the Company was not aware of any material pending legal proceedings that will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

ITEM 1A RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties, including those described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which could adversely affect our business, financial condition, results of operations, cash flows, and the trading price of our common and capital stock. There have been no material changes to our risk factors since our Annual Report on Form 10-K for the year ended December 31, 2025.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES

Except as previously disclosed in a Current Report on Form 8-K or in a Form 10-Q or 10-K, or as set forth below, the Company has not sold securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), during the period covered by this Quarterly Report:

During May 2026, we entered into a consulting arrangement with a third-party consultant for advisory services. As consideration for the services provided, we issued 500,000 shares of Common Stock.

During June 2026, we sold 476,191 shares of common stock and 714,287 five year warrants with an exercise price of $0.30 for an aggregate purchase price of $100,000.

During June 2026, we issued 25,000 shares of common stock in connection with the issuance of a convertible note payable.

The issuances of the promissory notes and the shares of common stock disclosed above were each consummated in privately negotiated transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act and regulations promulgated thereunder. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors in each transaction: (a) in each case, the issuance of the securities was in an isolated private transaction by the Company which did not involve a public offering; (b) there was only one recipient in each case; and (c) the negotiations for each issuance of securities took place directly between the individual investors and the Company; and (d) each purchaser made representations about being an accredited investor, purchasing for his or her own account, and not purchasing with the intent to distribute the securities.

ITEM 5. OTHER INFORMATION

Rule 10b5-1 Trading Arrangements

During the three months ended June 30, 2026, none of our directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) informed us of the adoption or termination of a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” (as each term is defined in Regulation S-K, Item 408).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DYNAMIC AEROSPACE SYSTEMS CORPORATION

Date: August 10, 2026	By:	/s/ Kent B. Wilson
Kent B. Wilson
Principal Executive Officer Chief Executive Officer

By:	/s/ Robin Hoops
Robin Hoops
Principle Financial Officer Chief Financial Officer